Exhibit 99.j(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Credit Suisse Trust - Commodity Return Strategy Portfolio:

We consent to the use of our report, dated February 14, 2020, with respect to the consolidated statement of assets and liabilities of Credit Suisse Trust — Commodity Return Strategy Portfolio, including the consolidated schedule of investments, as of December 31, 2019, and the related consolidated statement of operations for the year then ended, consolidated statements of changes in net assets for each of the years in the two-year period then ended, and consolidated financial highlights for each of the years in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Consolidated Financial Highlights” in the prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Counsel” in the statement of additional information.

/s/ KPMG LLP

New York, New York
March 3, 2020